        Exhibit 10.1
ORIGIN BANCORP, INC.
OMNIBUS INCENTIVE PLAN

Stock Incentive Agreement
for Director Restricted Stock Award
    This Agreement is made this [ ] (the “Date of Grant”) by and between Origin Bancorp, Inc. (the “Company”) and [ ] (the “Grantee”) pursuant to the Origin Bancorp, Inc. Omnibus Incentive Plan (the “Plan”).

ARTICLE I
TERMS OF GRANT
1.1    Name of Grantee:     [ ]
1.2    Date of Grant:     [ ]
1.3    Type of Equity Granted:     Restricted Stock Award
1.4    Number of Equity Shares Granted:    [ ]
1.5    Value of Grant as of Grant Date:    [ ]
1.6    Vesting Schedule:     100% vested on [ ] annual shareholder meeting date (the “Vesting Date”)

ARTICLE II
RESTRICTED STOCK
2.1    Grant of Restricted Stock. The Award                                                                     under this Agreement grants to Grantee the number of shares of Restricted Stock of the Company as provided in Section 1.4 above, subject to the terms and conditions provided herein.
2.2    Issue Price. The Grantee shall not be required to pay any issue price to the Company in exchange for the Restricted Stock granted hereunder.
2.3    Distributions and Voting Rights.
(a)    If any dividends or other distributions are paid with respect to shares of Stock while the shares of Restricted Stock are unvested, the dollar amount or fair market value of such dividends or distributions with respect to the number of shares of Restricted Stock shall be credited to a bookkeeping account and held (without interest) by the Company for the account of Grantee. Such amounts shall be subject to the same vesting and forfeiture provisions as the shares of Restricted Stock to which they relate. The number of dividends credited to the Grantee’s account shall be paid to the Grantee, in cash, only upon the applicable Vesting Date in accordance with the provisions of Section 2.5 below. No dividends or other distributions shall be payable to or for the benefit of the Grantee for shares of Restricted Stock with respect to record dates occurring prior to the Grant Date, or with respect to record dates occurring on or after the date, if any, on which the Grantee has forfeited those shares of Restricted Stock.
(b)    The Grantee shall be entitled to vote the shares of Restricted Stock to the same extent as would have been applicable to the Grantee if the Grantee was then vested in the shares; provided, however, that the Grantee shall not be entitled to vote the shares with respect to record dates for such voting rights arising prior to the Grant Date, or with respect to record dates occurring on or after the date, if any, on which the Grantee has forfeited those shares of Restricted Stock.
2.4    Deposit of Shares of Restricted Stock. Shares of Restricted Stock granted under this Agreement shall be registered in the name of the Grantee and shall be held by Transfer Agent of the Company in a sub-issue account, CTF2, until all restrictions imposed hereunder shall lapse.
Grantee shall, simultaneously with the execution of this Agreement, deliver to the Company a stock power endorsed in blank.
As and when the Grantee (or the Grantee’s beneficiary in the event of the Grantee’s death, designated as provided in Section 4.6) becomes vested in the shares of Restricted Stock as provided in Section 2.5 and remits payment of, or provides for the withholding of, all taxes the Company is required to withhold as provided in Section 4.7(a) below, the Company shall notify the Transfer Agent as to the number of such vested shares free of any and all restrictions imposed under this Agreement. The Transfer Agent will move the vested shares to shareholder account CTF1 and provide a Shareholder statement to the Grantee evidencing outright ownership to the Grantee (or the Grantee’s beneficiary in the event of the Grantee’s death, designated as provided in Section 4.6).
2.5    Vesting. Grantee shall vest in the Restricted Stock on the earliest of (a) the Vesting Date, as defined in Section 1.6, provided the Grantee remains a Director for the Company or an Affiliate through such date, (b) the Grantee’s death, or (c) the Grantee’s Disability, or (d) the date of a Change in Control, provided the Grantee remains a Director for the Company or an Affiliate through such date.
2.6    Termination/Forfeiture of Shares. Any Award of Restricted Stock that is not vested at the time of the Grantee’s termination of Continuous Service for any reason other than retirement (as defined above), death, or Disability shall be forfeited in its entirety and all rights of the Grantee and obligations of the Company hereunder shall be immediately terminated.
ARTICLE III.
GRANTEE’S COVENANTS
3.1    Confidentiality. The Grantee understands and acknowledges that (i) during the Grantee’s employment with the Company or any Affiliate thereof, the Grantee will have access to Confidential Information of the Company and its Affiliates; (ii) such Confidential Information and the ability of the Company and its Affiliates to reserve such Confidential Information for their respective and exclusive knowledge and use is of great competitive importance and commercial value to the Company and its Affiliates; (iii) the Company has taken and will continue to take actions to protect the Confidential Information; and (iv) the provisions of this Section are reasonable and necessary to prevent the improper use or disclosure of such Confidential Information. Accordingly, the Grantee agrees that during the term of the Grantee’s employment with the Company or any Affiliate thereof and, following the termination of Continuous Service, until such time as the Confidential Information becomes generally available to the public through no fault of the Grantee or other person under a duty of confidentiality to the Company thereof, the Grantee will not, except as required by law or legal process, in any capacity, use or disclose, or cause to be used or disclosed, any Confidential Information the Grantee acquired while employed by the Company or any Affiliate thereof. For purposes of this Agreement, the term “Confidential Information” shall include, without limitation, the identity of customers, personal customer data, strategic plans, sales data and sales strategy, methods, products, procedures, processes, techniques, financial information, vendor and supplier lists, pricing policies, personnel data and other confidential, business, competitive and proprietary information concerning or related to the Company and/or its Affiliates and their respective businesses, operations, financial conditions, results of operations, competitive position and prospects (collectively “Confidential Information”). The parties hereto agree that nothing in this Agreement shall be construed to limit or negate the law of torts or trade secrets where it provides the Company with broader protection than that provided herein.
ARTICLE IV.
MISCELLANEOUS PROVISIONS
4.1    No Right To Employment/Other Service. None of the actions of the Company in establishing the Plan, the actions taken by the Company, the Board or the Committee under the Plan, or the granting of the Restricted Stock Award pursuant to this Agreement shall be deemed (a) to create any obligation on the part of the Company or any Affiliate or on the Board or such Affiliate to retain the Grantee as an employee, consultant, director or other service provider or to nominate Grantee for election to the Board, or (b) to be evidence of any agreement or understanding, express or implied, that the person has a right to continue as an employee, consultant, other service provider, or non-employee director for any period of time or at any particular rate of compensation.
4.2    Plan and Grant Document Control. The grant of the Restricted Stock Award hereunder is governed and controlled by the terms of the Plan and this Award Agreement. All the provisions of the

Plan, as such may be amended from time to time, are hereby incorporated into this Agreement by this reference.
4.3    Governing Law. All matters relating to the Plan or to awards granted under the Plan pursuant to this Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana without regard to the principles of conflict of laws.
4.4    Trust Arrangement. All benefits under the Plan represent an unsecured promise to pay by the Company. The Plan shall be unfunded and the benefits hereunder shall be paid only from the general assets of the Company resulting in the Grantee having no greater rights than the Company's general creditors; provided, however, nothing herein shall prevent or prohibit the Company from establishing a trust or other arrangement for the purpose of providing for the payment of the benefits payable under the Plan.
4.5    No Impact on Benefits. The Restricted Stock Award granted hereunder is not compensation for purposes of calculating the Grantee’s rights under any employee benefit plan of the Company or any Affiliate that does not specifically require the inclusion of Awards in calculating benefits.
4.6    Beneficiary Designation. The Grantee may name a beneficiary or beneficiaries to receive any vested portion of the Award that is unpaid at the Grantee’s death. Unless otherwise provided in the beneficiary designation, each designation will revoke all prior designations made by the Grantee, must be made on a form prescribed by the Committee and will be effective only when filed in writing with the Committee. If the Grantee has not made an effective beneficiary designation, the deceased Grantee’s beneficiary will be the Grantee’s surviving spouse or, if none, the deceased Grantee’s estate. The identity of a Grantee’s designated beneficiary will be based only on the information included in the latest beneficiary designation form completed by the Grantee and will not be inferred from any other evidence.
4.7    Taxes. The Grantee is responsible for payment of the applicable taxes associated with the Restricted Stock. The Grantee may elect to accelerate any Federal tax payment due as a result of receiving an Award of Restricted Stock by making a timely election pursuant to Section 83(b) of the Code, and complying with the procedures outlined therein.
4.8    Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.
4.9    Severability. In the event any provision of the Plan or this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan or this Agreement, and the Plan or this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.
4.10    Successors. This Agreement shall be binding upon any successor of the Company, in accordance with the terms of this Agreement and the Plan.

IN WITNESS WHEREOF, the parties hereto have caused this Stock Incentive Agreement executed to be effective as of the date first noted above.

ORIGIN BANCORP, INC.	GRANTEE:
By: ___________________________________	[ ]
Print Grantee Name
[ ]
Print Name	Address
[ ]
Title	City, State, Zip Code

STOCK POWER
RESTRICTED STOCK AWARD
FOR VALUE RECEIVED, [ ] hereby sells, assigns and transfers unto ________________________, __________ (_______) shares of the Common Stock of Origin Bancorp, Inc. (the “Company”) standing in (his/her) name on the books of the Company held in a sub-issue account with the Company’s Transfer Agent, and does hereby irrevocably constitute and appoint the Company’s Transfer Agent to transfer the said stock on the books of the Company with full power of substitution in the premises.

Dated: ________________________________
Grantee

IN PRESENCE OF: